Exhibit 99.1

For Release: April 21, 2005	For Further Information:
Steven R. Lewis, President & CEO
(330) 373-1221

First Place Financial Corp. Reports Record Net Income of $6.6 Million and Record

Core Income of $5.6 million for the Third Quarter;

Fourth Quarter Dividend of $0.14 Declared

Highlights

•	Current quarter net income was $6.6 million compared with $1.6 million in preceding quarter and $3.8 million in prior-year third quarter.
•	Core earnings of $5.6 million represent an increase of 10.7% over core earnings for the preceding quarter and 47.6% over the prior-year third quarter.

•	Mortgage banking posted increases over prior year results in originations and sales of loans in spite of rising interest rates.

•	Quarterly charge-offs, nonperforming loans and nonperforming assets at March 31, 2005 were all stable despite a 15.8% increase in loans year-to-date.

•	Declaration by the Board of Directors of a $0.14 per share cash dividend.

Summary

Warren, Ohio, April 21, 2005 — First Place Financial Corp. (Nasdaq: FPFC) reported net income of $6.6 million for the third quarter of fiscal 2005 ended March 31, 2005. This represents an increase of 302.8% compared with net income of $1.6 million in the second quarter of fiscal 2005 and an increase of 74.1% compared with net income of $3.8 million in the third quarter of fiscal 2004. Diluted earnings per share were $0.45 for the current quarter compared with $0.11 for the preceding quarter and $0.30 for the third quarter of the prior year. The Franklin Division of First Place Bank was acquired on May 28, 2004 and has positively impacted net income throughout fiscal 2005. Current quarter net income included receipt of a $1.0 million payment representing the proceeds of a life insurance policy on a former First Place Financial Corp. executive. This payment was not subject to federal income tax and accordingly increased net income by $1.0 million, or $0.07 per diluted share. Preceding quarter results include a non-cash charge of $5.2 million to record other-than-temporary impairment on Fannie Mae and Freddie Mac preferred stock. This charge decreased net income by $3.4 million or $0.23 per diluted share.

Core earnings is a non-GAAP financial measure which excludes certain nonrecurring income and expense. See the Explanation of Certain Non-GAAP Measures paragraph below for a more detailed explanation of core earnings and how they may be a useful measure. Core earnings for the current and preceding quarters exclude the life insurance proceeds and the charge for other-than-temporary impairment of securities. Core earnings for the current quarter were $5.6 million or $0.38 per diluted share, a 10.7% increase over core earnings of $5.0 million or $0.35 per diluted share for the preceding quarter, and a 47.6% increase over core earnings of $3.8 million or $0.30 per diluted share for the prior-year quarter.

For the nine months ended March 31, 2005, First Place Financial Corp. reported net income of $13.0 million or $0.89 per diluted share compared with $12.6 million or $0.99 per diluted share for the nine months ended March 31, 2004. Core earnings were $15.4 million for the first nine months of fiscal 2005, a 22.2% increase over core earnings of $12.6 million for the first nine months of fiscal 2004. Diluted core earnings per share were $1.05 compared with $0.99 for the prior-year period. There were no non-core items reported in the first nine months of fiscal 2004; accordingly, net income is equivalent to core earnings for that 2004 period.

Commenting on these results, Steven R. Lewis, President and CEO said, “We are pleased to report another quarter of strong earnings growth. With the third full quarter of Franklin results now included in our performance, we are seeing the new members of our management team and our strategies for generating new business favorably impact revenue growth. We have also experienced consistent growth in mortgage banking and non-banking income and anticipate that both will continue to contribute measurably to revenue.”

Revenue

Third quarter 2005 net interest income increased 6.2% over the preceding quarter and 62.9% over the prior-year quarter, to $18.6 million. The increase over the preceding quarter reflected 4.0% growth in average earning assets and a seven basis point increase in the net interest margin to 3.37%. Mr. Lewis commented, “We have continued to focus on commercial loan growth resulting in an increase in our net interest margin during this period of rising interest rates.”

Noninterest income for the third quarter of fiscal 2005 was $7.4 million compared with $1.1 million for second quarter of fiscal 2005 and $4.4 million for the third quarter of fiscal 2004. Core noninterest income, which excludes the $1.0 million life insurance payment for the current quarter and the other-than-temporary impairment charge of $5.2 million on Freddie Mac and Fannie Mae securities for the preceding quarter, increased 0.9% over the previous quarter to $6.4 million for the current quarter. Higher mortgage banking and non-bank income was partially offset by a net loss on the sale of securities. Income from mortgage banking, consisting of net gains on the sale of loans and loan servicing income, was $2.0 million for the current quarter, up 15.0% from the preceding quarter and up 86.9% from the prior-year quarter. Non-bank income was $1.8 million, up 14.5% from the preceding quarter and 16.2% from the prior-year quarter.

Net interest income for the first nine months of fiscal 2005 was $52.9 million, up 49.6% from the first nine months of fiscal 2004 primarily due to the impact of the acquisition of the Franklin Bank Division and asset growth during fiscal 2005. Noninterest income for the first nine months of fiscal 2005 was $13.8 million, down 17.8% from the first nine months of fiscal 2004. Core noninterest income for the first nine months of fiscal 2005, which excludes the life insurance proceeds and other-than-temporary impairment of securities, was $18.0 million which was an increase of 7.4 % from the same period in the prior year.

Mortgage-Banking and Lending

Total mortgage loan originations for the third quarter of fiscal 2005 were $319.3 million, down 4% from originations of $333.9 for the second quarter of fiscal 2005, but up 24% from originations of $257.0 for the third quarter of fiscal 2004. Mr. Lewis commented, “Our mortgage banking personnel continue to deliver excellent results despite experiencing rising market interest rates. We are also pleased with the contribution of three new mortgage loan production offices that we have opened in Michigan. Since February 2004, we have opened offices in Grand Blanc, Northville and Jackson, Michigan, all high potential markets. Our expansion strategy continues to pay dividends.”

Gains on the sale of loans were $1.9 million for the current quarter compared with $1.7 million reported for the previous quarter and $1.8 million for the prior-year third quarter. “Our success in sustaining our level of mortgage loan originations and profitability in this interest rate environment is increasingly unique in our industry,” added Mr. Lewis. Loan servicing income was $107,000, compared with $88,000 for the preceding quarter and a loss of $692,000 in the prior-year third quarter. Loan servicing income for the current quarter included a provision impairment of mortgage loan servicing rights of $72,000 compared with a $39,000 recovery in the preceding quarter and a provision for impairment of $555,000 in the third quarter of fiscal 2004.

Noninterest Expense

Noninterest expense for the third quarter of fiscal 2005 was $15.7 million, an increase of 5.6% from the $14.9 million reported for the preceding quarter and an increase of 54.0% from the $10.2 million reported for the prior-year third quarter. Mr. Lewis noted, “Our salary, benefits and occupancy expense reflect our investment in people and facilities as we have expanded into new markets.” Salaries, benefits, occupancy and equipment together increased 14.2% from the previous quarter and 49.7% from the prior year, and comprised the majority of non-interest expense. The efficiency ratio was 60.06% for the current quarter compared with 79.18% for the preceding quarter and 63.61% for the third quarter of fiscal 2004. The core efficiency ratio, which excludes the life insurance payment from the current quarter and the impairment charge from the preceding quarter, was 62.45% for the current quarter compared with 61.93% for the preceding quarter and 63.61% for the third quarter of fiscal 2004. Noninterest expense for the first nine months of fiscal 2005 was $45.5 million, up 45% from the first nine months of fiscal 2004 which primarily reflected the acquisition of the Franklin Division including the related retail and loan production offices.

Asset Quality

Asset quality has remained at historically stable levels over the last four quarters. Mr. Lewis commented that, “Our attention to credit quality in the underwriting process and our continued focus on problem loans has rewarded us with a sound portfolio.” During the current quarter, net charge-offs were $0.6 million, or 0.14% of average loans, compared with $0.8 million, or 0.20% of average loans, for the linked quarter, and $0.5 million (0.18%) for the prior-year third quarter. For the nine months ending March 31, 2005, net charge-offs were $1.2 million or 0.10% of average loans compared with 0.19% for the same nine-month period in the prior year. The provision for loan losses was $0.9 million in the current quarter compared with $1.4 million for the previous quarter of fiscal 2005 and $0.2 million in the prior year third quarter.

Nonperforming assets were $15.1 million or 0.61% of total assets at March 31, 2005 compared with 0.61% at December 31, 2004 and 0.88% at March 31, 2004. Nonperforming loans were $12.3 million or 0.72% of total loans at March 31, 2005, compared with 0.67% at December 31, 2004 and down substantially from 1.24% at March 31, 2004. The loan loss allowance was $17.9 million at March 31, 2005 compared with $17.6 million at December 31, 2004 and $10.5 million at March 31, 2004. The ratio of the allowance for loan losses to nonperforming loans was 146.8% at March 31, 2005 compared with 151.0% at December 31, 2004 and 83.3% at March 31, 2004. The allowance for loan losses was 1.03% of total loans at March 31, 2005, compared with 1.02% at December 31, 2004 and 1.04% for the year-ago quarter-end.

Balance Sheet Activity

Assets totaled $2.480 billion at March 31, 2005, an increase of 10.4%, or $233 million, from the June 30, 2004 fiscal year-end. Portfolio loans totaled $1.718 billion at March 31, 2005, a 15.7% increase from $1.484 billion at June 30, 2004. Of this total, commercial loans increased $151 million, or 30.5%, to $645 million. Commercial loans now constitute 37.1% of the loan portfolio. During the same period mortgage loans increased $21 million, or 2.7%, to $824 million. “We elected to retain higher-yield commercial loans in the portfolio, and sell the bulk of our mortgage loan production,” commented Mr. Lewis. Consumer loans increased $64 million, or 31.4%, to $268 million. More than 90% of consumer loans are secured by single-family residences. These loans include home equity loans, home equity lines, and second mortgages. Deposits were $1.657 billion at March 31, 2005, an increase of $110 million or 7.1% from June 30, 2004. Retail deposits accounted for $40 million of this growth and brokered certificates of deposit provided the other $70 million. Noninterest-bearing deposits represent 13.8% of the deposit portfolio.

Shareholders’ equity at March 31, 2005 remains strong at $231 million, or 9.32% of total assets. As part of its capital management strategy, the Company repurchased 194,144 shares during the first nine months of fiscal 2005, and currently has a program in place that authorizes the repurchase of up to 500,000 shares over the next year.

Cash Dividend

At its regular meeting held April 21, 2005, the Board of Directors declared a per share cash dividend of $0.14 for the fourth fiscal quarter of 2005, payable on May 12, 2005 to shareholders of record as of the close of business on April 28, 2005.

About First Place Financial Corp.

First Place Financial Corp., a $2.5 billion financial services holding company based in Warren, Ohio, is the largest publicly traded thrift headquartered in Ohio. First Place Financial Corp. includes First Place Bank, with 22 retail locations, 2 business financial service centers and 11 loan production offices; Franklin Bank, a division of First Place Bank with 5 retail locations and 4 loan production offices; First Place Insurance Agency, Ltd.; Coldwell Banker First Place Real Estate, Ltd.; TitleWorks Agency, LLC and APB Financial Group, Ltd., an employee benefit consulting firm and specialists in wealth management services for businesses and consumers. Additional information about First Place Financial Corp. may be found on the Company’s web site: www.firstplace.net.

Explanation of Certain Non-GAAP Measures

This press release contains certain financial information determined by methods other than with Generally Accepted Accounting Principles (GAAP). Specifically, we have provided financial measures which are based on core earnings rather than net income. Ratios and other financial measures with the word Core in their title were computed using core earnings rather than net income. Core earnings excludes merger, integration and restructuring expense, extraordinary income or expense, income or expense from discontinued operations, and income, expense, gains and losses that are not reflective of ongoing operations or that we do not expect to reoccur. We believe that this information is useful to both investors and to management and can aid them in understanding the Company’s current performance, performance trends and financial condition. While core earnings can be useful in evaluating current performance and projecting current trends into the future, we do not believe that core earnings are a substitute for GAAP net income. We encourage investors and others to use core earnings as a supplemental tool for analysis and not as a substitute for GAAP net income. Our non-GAAP measures may not be comparable to the non-GAAP measures of other companies. In addition, future results of operations may include nonrecurring items that would not be included in core earnings. A reconciliation from GAAP net income to the non-GAAP measure of core earnings is shown in the consolidated financial highlights.

Forward-Looking Statements

When used in this press release, or future press releases or other public or shareholder communications, in filings by First Place Financial Corp. (the Company) with the Securities and Exchange Commission, or in oral statements made with the approval of an authorized executive officer, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or similar expressions are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company’s actual results to be materially different from those indicated. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, which could materially impact credit quality trends, changes in laws, regulations or policies of regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

	Three months ended March 31,		Percent Change	Nine months ended March 31,		Percent Change
(Dollars in thousands, except share data)	2005	2004		2005	2004
Interest income	$31,233	$20,769	50.4%	$88,369	$63,180	39.9%
Interest expense	12,633	9,352	35.1	35,496	27,839	27.5

Net interest income	18,600	11,417	62.9	52,873	35,341	49.6
Provision for loan losses	906	200	353.0	2,584	2,373	8.9

Net interest income after provision for loan losses	17,694	11,217	57.7	50,289	32,968	52.5

Noninterest income
Service charges	2,233	1,391	60.5	6,842	4,086	67.4
Net gains (losses) on sale of securities	(136)	188	(172.3)	168	480	(65.0)
Impairment of securities	—	—	—	(5,246)	—	N/M
Net gains on sale of loans	1,934	1,784	8.4	4,358	6,968	(37.5)
Loan servicing income (loss)	107	(692)	(115.5)	174	(186)	(193.5)
Other income – bank	1,505	232	548.7	2,552	721	254.0
Other income – non-bank	1,757	1,512	16.2	4,959	4,733	4.8

Total noninterest income	7,400	4,415	67.6	13,807	16,802	(17.8)

Noninterest expense
Salaries and employee benefits	7,996	5,369	48.9	21,707	16,311	33.1
Occupancy and equipment	2,457	1,613	52.3	7,265	4,662	55.8
Professional fees	723	464	55.8	1,929	1,223	57.7
Loan expenses	559	277	101.8	1,596	960	66.3
Marketing	524	273	91.9	1,761	664	165.2
Franchise taxes	78	434	(82.0)	1,107	1,346	(17.8)
Amortization of intangible assets	972	255	281.2	2,916	755	286.2
Other	2,437	1,541	58.1	7,203	5,437	32.5

Total noninterest expense	15,746	10,226	54.0	45,484	31,358	45.0

Income before income taxes and minority interest	9,348	5,406	72.9	18,612	18,412	1.1
Provision for income taxes	2,755	1,609	71.2	5,602	5,715	(2.0)
Minority interest in income of consolidated subsidiary	3	12	(75.0)	27	71	(62.0)

Net income	$6,590	$3,785	74.1%	$12,983	$12,626	2.8%

SHARE DATA:
Basic earnings per share	$0.46	$0.30	53.3%	$0.90	$1.01	(10.9)%
Diluted earnings per share	$0.45	$0.30	50.0	$0.89	$0.99	(10.1)
Cash dividends per share	$0.14	$0.14	—	$0.42	$0.42	—
Average shares outstanding - basic	14,382,450	12,561,051	14.5	14,383,192	12,552,351	14.6
Average shares outstanding - diluted	14,628,596	12,811,298	14.2	14,628,477	12,797,830	14.3

N/M – Not meaningful

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

	March 31, 2005	June 30, 2004
(Dollars in thousands)	(Unaudited)
ASSETS
Cash and due from banks	$44,269	$67,350
Interest bearing deposits in other banks	—	43,901
Securities available for sale	322,054	378,248
Loans held for sale	205,385	47,465
Loans
Mortgage and construction	823,592	802,135
Commercial	645,165	494,525
Consumer	267,911	203,861

Total loans	1,736,668	1,500,521
Less allowance for loan losses	17,888	16,528

Loans, net	1,718,780	1,483,993
Federal Home Loan Bank stock	30,292	29,385
Premises and equipment, net	21,701	22,393
Goodwill	55,617	55,348
Core deposit and other intangibles	16,246	18,913
Other assets	65,523	100,084

Total Assets	$2,479,867	$2,247,080

LIABILITIES
Deposits
Non-interest bearing checking	$229,267	$239,971
Interest bearing checking	114,335	101,726
Savings	183,978	141,244
Money market	437,282	455,946
Certificates of deposit	693,072	609,124

Total deposits	1,657,934	1,548,011
Securities sold under agreements to repurchase	34,107	31,108
Borrowings	507,001	383,320
Junior subordinated deferrable interest debentures held by affiliated trusts that issued guaranteed capital securities	30,929	30,929
Other liabilities	18,793	30,602

Total Liabilities	2,248,764	2,023,970
SHAREHOLDERS’ EQUITY	231,103	223,110

Total Liabilities and Shareholders’ Equity	$2,479,867	$2,247,080

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Most Recent Five Quarters					Nine months ended
	FY 2005	FY 2005	FY 2005	FY 2004	FY 2004	March 31,
(Dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2005	2004
EARNINGS (GAAP)
Tax equivalent net interest income	$18,819	17,734	16,982	13,048	11,659	53,535	36,084
Net interest income	$18,600	17,509	16,764	12,827	11,417	52,873	35,341
Provision for loan losses	$906	1,371	307	2,523	200	2,584	2,373
Noninterest income	$7,400	1,095	5,312	5,708	4,415	13,807	16,802
Noninterest expense	$15,746	14,910	14,828	13,975	10,226	45,484	31,358
Net income	$6,590	1,636	4,757	1,525	3,785	12,983	12,626
Basic earnings per share	$0.46	0.11	0.33	0.11	0.30	0.90	1.01
Diluted earnings per share	$0.45	0.11	0.33	0.11	0.30	0.89	0.99

PERFORMANCE RATIOS (annualized) (GAAP)
Return on average assets	1.11%	0.28%	0.82%	0.32%	0.93%	0.74%	1.02%
Return on average equity	11.64%	2.88%	8.44%	3.02%	8.08%	7.65%	9.07%
Return on average tangible assets	1.14%	0.28%	0.85%	0.33%	0.94%	0.76%	1.03%
Return on average tangible equity	16.95%	4.26%	12.62%	3.78%	9.19%	11.28%	10.35%
Net interest margin, fully tax equivalent	3.37%	3.30%	3.30%	3.08%	3.14%	3.33%	3.24%
Efficiency ratio	60.06%	79.18%	66.51%	74.51%	63.61%	67.54%	59.29%

RECONCILIATION OF NET INCOME TO CORE EARNINGS
GAAP net income	$6,590	1,636	4,757	1,525	3,785	12,983	12,626
Merger, integrated and restructuring costs, net of tax	$—	—	—	1,414	—	—	—
Other than temporary impairment of securities, net of tax	$—	3,410	—	—	—	3,410	—
Tax-free proceeds from executive life insurance policy	$(1,005)	—	—	—	—	(1,005)	—
Core earnings	$5,585	5,046	4,757	2,939	3,785	15,388	12,626

CORE EARNINGS
Core earnings	$5,585	5,046	4,757	2,939	3,785	15,388	12,626
Basic core earnings per share	$0.39	0.35	0.33	0.22	0.30	1.07	1.01
Diluted core earnings per share	$0.38	0.35	0.33	0.22	0.30	1.05	0.99

CORE PERFORMANCE RATIOS (annualized)
Core return on average assets	0.94%	0.85%	0.82%	0.62%	0.93%	0.87%	1.02%
Core return on average equity	9.86%	8.89%	8.44%	5.82%	8.08%	9.06%	9.07%
Core return on average tangible assets	0.97%	0.88%	0.85%	0.63%	0.94%	0.90%	1.03%
Core return on average tangible equity	14.37%	13.14%	12.62%	7.29%	9.19%	13.37%	10.35%
Core net interest margin, fully tax equivalent	3.37%	3.30%	3.30%	3.08%	3.14%	3.33%	3.24%
Core efficiency ratio	62.45%	61.93%	66.51%	74.51%	63.61%	63.54%	59.29%

FIRST PLACE FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Most Recent Five Quarters					Nine months ended
	FY 2005	FY 2005	FY 2005	FY 2004	FY 2004	March 31,
(Dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2005	2004
CAPITAL
Equity to total assets at end of period	9.32%	9.55%	9.91%	9.93%	11.51%	9.32%	11.51%
Tangible equity to total assets	6.42%	6.52%	6.91%	6.85%	10.26%	6.42%	10.26%
Book value per share	$15.41	15.20	15.07	14.74	14.38	15.41	14.38
Period-end market value per share	$18.30	22.39	20.00	18.59	18.14	18.30	18.14
Dividends declared per common share	$0.14	0.14	0.14	0.14	0.14	0.42	0.42
Common stock dividend payout ratio	31.11%	127.27%	42.42%	127.27%	46.67%	47.19%	42.42%
Period-end common shares outstanding (000)	14,997	14,989	14,986	15,141	13,238	14,997	13,238
Average basic shares outstanding (000)	14,382	14,350	14,417	13,297	12,561	14,383	12,552
Average diluted shares outstanding (000)	14,629	14,625	14,632	13,499	12,811	14,628	12,798

ASSET QUALITY
Net charge-offs (recoveries)	$602	843	(222)	1,023	480	1,223	1,454
Annualized net charge-offs (recoveries) to average loans	0.14%	0.20%	(0.06)%	0.34%	0.18%	0.10%	0.19%
Nonperforming loans (NPLs)	$12,186	11,644	10,795	11,639	12,625	12,186	12,625
NPLs as a percent of total loans	0.70%	0.67%	0.68%	0.78%	1.24%	0.70%	1.24%
Nonperforming assets (NPAs)	$15,052	14,584	14,859	14,643	14,480	15,052	14,480
NPAs as a percent of total assets	0.61%	0.61%	0.65%	0.65%	0.88%	0.61%	0.88%
Allowance for loan losses	$17,888	17,584	17,056	16,528	10,522	17,888	10,522
Allowance for loan losses as a percent of loans	1.03%	1.02%	1.08%	1.10%	1.04%	1.03%	1.04%
Allowance for loan losses as a percent of NPLs	146.79%	151.01%	158.00%	142.01%	83.34%	146.79%	72.67%

MORTGAGE BANKING
Mortgage originations	$319,300	333,900	338,900	391,800	257,000	992,100	899,800
Net gains on sale of loans	$1,934	1,687	737	1,513	1,784	4,358	6,968
Mortgage servicing portfolio	$1,880,773	1,791,485	1,664,039	1,498,028	1,275,916	1,880,773	1,275,916
Mortgage servicing rights	$18,797	18,053	16,844	15,343	12,300	18,797	12,300
Mortgage servicing rights valuation (loss) recovery	$(72)	39	(182)	683	(555)	(215)	1,415
Mortgage servicing rights / Mortgage servicing portfolio	1.00%	1.01%	1.01%	1.02%	0.96%	1.00%	0.96%

END OF PERIOD BALANCES
Loans	$1,736,668	1,732,059	1,583,935	1,500,521	1,016,497	1,736,668	1,016,497
Assets	$2,479,867	2,385,302	2,280,241	2,247,080	1,654,436	2,479,867	1,654,436
Deposits	$1,657,934	1,577,659	1,529,038	1,548,011	1,117,100	1,657,934	1,117,100
Shareholders’ equity	$231,103	227,835	225,861	223,110	190,399	231,103	190,399

AVERAGE BALANCES
Loans and loans held for sale	$1,871,310	1,774,323	1,650,872	1,313,731	1,126,937	1,764,736	1,121,441
Earning assets	$2,231,921	2,146,739	2,059,310	1,696,338	1,483,326	2,145,370	1,484,686
Intangible assets	$71,986	72,860	73,811	40,892	22,799	72,892	22,985
Assets	$2,413,205	2,350,255	2,289,402	1,914,742	1,635,990	2,350,515	1,648,963
Deposits	$1,619,214	1,569,823	1,543,838	1,279,977	1,109,222	1,577,322	1,106,565
Shareholders’ equity	$229,637	225,278	223,714	203,014	188,466	226,200	185,291